Exhibit 99.1

For Immediate Release	September 23, 2008
Crown Crafts, Inc. Announces Appointment of New Chief Financial Officer
Gonzales, Louisiana — Crown Crafts, Inc. (the “Company”) (NASDAQ-CM: CRWS) today announced the appointment of Olivia W. Elliott as the Company’s Vice President and Chief Financial Officer. Ms. Elliott will replace Amy Vidrine Samson, the Company’s former Vice President and Chief Financial Officer, who previously notified the Company of her desire to step down as Chief Financial Officer for personal reasons. Ms. Samson will remain with the Company as Vice President and Chief Accounting Officer.
Since November 2001, Ms. Elliott has served as the Company’s Secretary and Treasurer. Prior to joining the Company, Ms. Elliott served as Corporate Controller of Amedisys, Inc. from May 1999 to November 2001. She began her career in public accounting in 1991 with Deloitte & Touche LLP, where she worked for more than three years. Ms. Elliott is a Certified Public Accountant and graduate of Louisiana State University.
Commenting on the appointment, E. Randall Chestnut, the Company’s Chairman and Chief Executive Officer, stated, “During the past seven years, Olivia has worked diligently and has been a key contributor to the Company’s success. I am very pleased that she has accepted this well-deserved promotion. Amy’s desire to balance her personal and career goals was the driving force behind her decision, but I am extremely pleased that we were in a position to retain her services. I look forward to continuing to work closely with both Olivia and Amy.”
Ms. Elliott and Ms. Samson will begin serving in their new roles immediately.
About Crown Crafts, Inc.
Crown Crafts, Inc. designs, markets and distributes infant and toddler consumer products, including bedding, blankets, bibs, bath items and accessories. Its operating subsidiaries include Hamco, Inc. in Louisiana and Crown Crafts Infant Products, Inc. in California. Crown Crafts is America’s largest distributor of infant bedding, bibs and bath items. The Company’s products include licensed and branded collections as well as exclusive private label programs for certain of its customers.